Exhibit 5

                       [LETTERHEAD OF MANN & GAHTAN LLP]

November 16, 2001

Stake Technology Ltd.
2838 Highway 7
Norval, Ontario
L0P 1K0

Dear Sirs:

Re: Stake Technology Ltd. Form S-8 Registration Statement

We have acted as Canadian counsel for Stake Technology Ltd. (the "Company") in connection with the Registration Statement of Form S-8 (the "Registration Statement") filed by the Company under the Securities Act of 1933 of the United States relating to the sale by the Company of common shares without nominal or par value of the Company (the "Common Shares") which are issuable on exercise of outstanding options under the Company's 2001 Stock Option Plan (the "Plan").

We have made such examination of the corporate records of the Company and applicable laws as we have considered necessary or appropriate in the circumstances.

On the basis of the foregoing we advise you that, in our opinion, the Common Shares issuable under the Plan will, when issued and paid for in accordance with the underlying Plan, be legally issued, fully paid and non-assessable, with no personal liability attaching to the ownership thereof.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the captions "Enforceability of Civil Liabilities", "Legal Matters", "Indemnification", and "Interests of Named Experts and Counsel".

Yours very truly,


/s/ Michael Armstrong

Michael Armstrong, Q.C.
Mann & Gahtan LLP

MA/jjm